Exhibit 5.3

To: the addressees listed in Schedule 1 hereto (the “Addressees”)	Heussen De Entree 139-141 NL-1101 HE Amsterdam The Netherlands Tel: +31-(0)20-312-2800 Fax: +31-(0)20-312-2801 info@heussen-law.nl

Amsterdam, 13 September 2024

Our ref.: 2024-6733

Re: Petrobras Global Finance B.V. / legal opinion notes issuance (Exhibit 5 to Form 6-K)

Dear Addressees,

1.	INTRODUCTION

We have acted as your special counsel for the purpose of rendering an opinion on certain matters of Dutch law in connection with the issuance of the U.S.$ 1,000,000,000 6.000% Global Notes due 2035 (the “Notes”) by Petrobras Global Finance B.V., having its registered seat in Rotterdam, the Netherlands and registered with the trade register of the Chamber of Commerce (the “Trade Register”) under number 55810322 (the “Issuer”).

2.	SCOPE OF INQUIRY

2.1	For the purpose of rendering this opinion we have exclusively examined and relied on a certified online excerpt of the registration of the Issuer in the Trade Register dated September 13, 2024 (the “Excerpt”) and a pdf copy of the following documents:

(i)	the fully executed sixth supplemental indenture dated September 13, 2024 among the Issuer, Petróleo Brasileiro S.A. – Petrobras (the “Guarantor”) and The Bank of New York Mellon, supplementing the Base Indenture (as defined below) and governing the Notes (the "Supplemental Indenture");

(ii)	the fully executed base indenture dated August 28, 2018, among the Issuer and The Bank of New York Mellon (the "Base Indenture");

in association with: Heussen Rechtsanwaltsgesellschaft mbH and Heussen Italia Studio Legale e Tributario AMSTERDAM ∙ BERLIN ∙ CONEGLIANO ∙ FRANKFURT ∙ MILAN ∙ MUNICH ∙ ROME ∙ STUTTGART

Heussen is the trade name of Heussen BV, registered with the trade register of Amsterdam under number 34222303. Heussen BV is the sole contracting party with regard to services (to be) provided. All services (to be) provided and legal acts (to be) performed by Heussen BV are subject to its general terms and conditions which contain the applicability of Dutch law, the exclusive jurisdiction of the Amsterdam District Court and a limitation of liability. All liability is limited to the amount which in the particular case can be claimed and shall be paid under the professional liability insurance taken out by Heussen BV, increased with any applicable deductible to be borne by Heussen BV itself. Heussen BV's terms and conditions are available upon first request and at www.heussen-law.nl.

(iii)	the preliminary prospectus supplement and the final prospectus supplement in relation to the Notes, in each case dated September 3, 2024, supplementing the prospectus forming part of the Registration Statement (as defined below) (the “Prospectus Supplement”);

(iv)	the registration statement of the Issuer and the Guarantor as registrants on Form F-3 under the Securities Act 1933 of the United States, dated December 21, 2021 (the “Registration Statement”);

(v)	the deed of incorporation of the Issuer dated 2 August 2012 (the “Deed of Incorporation”);

(vi)	the current articles of association as they stand since the last deed of amendment of the articles of association of the Issuer dated 2 November 2021 (the “Articles”);

(vii)	the executed written resolutions of the general meeting of the Issuer, dated July 15, 2024, inter alia approving the Issuance of Notes (as defined therein) and approving the execution of all documents necessary for the completion of the Transactions (as defined therein) (the “Shareholders Resolution”);

(viii)	the executed written resolutions of the management board (het bestuur) (the “Management Board”) of the Issuer, dated August 30, 2024, inter alia approving that the Issuer issues the Notes and enters into the Supplemental Indenture (the “Board Resolution” and jointly with the Shareholders Resolution, the “Resolutions”); and

(ix)	the executed power of attorney, dated July 3, 2024, granted by Marcelo Ferreira Batalha, being a director of Petrobras International Braspetro B.V., to Ana Paula Lopes do Vale Saraiva, being a director of Petrobras International Braspetro B.V., inter alia authorizing Ana Paula Lopes do Vale Saraiva to sign the Shareholders Resolution on behalf of Marcelo Ferreira Batalha (the “Power of Attorney”).

2.2	We have undertaken only the following searches and inquiries (the “Checks”) at the date of this opinion letter:

(a)	an online inquiry on the relevant website (www.kvk.nl) of the Trade Register, confirming that no relevant changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (Unit Faillissementen en schuldsaneringen) of the court (rechtbank) in Rotterdam, confirming that the Issuer is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the registrations with the Central Insolvency Register (Centraal Insolventieregister), confirming that the Issuer is not listed with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventieregister), confirming that the Issuer is not listed on the EU Registrations with the Central Insolvency Register.

2.3	We have not examined any other documents than the documents listed above. We have not examined any attachments to any documents or any documents referred to in any documents, unless expressly stated otherwise. We have not investigated or verified any factual matter disclosed to us for the purpose of our review and we have not made any inquiry concerning the Issuer other than expressly stated herein. We have reviewed the Supplemental Indenture, the Prospectus Supplement and the Notes with a view to Dutch law only and we have not otherwise been involved in the structuring, drafting or negotiation thereof.

3.	ASSUMPTIONS

For the purpose of rendering this opinion we have, except as expressly stated herein, without independent investigation or verification made the following assumptions:

3.1	Documents

3.1.1	All documents or instruments submitted to us as originals are authentic.

3.1.2	All documents submitted to us as scanned or photo static copies are complete and conform to original documents, and the originals of such copies are authentic.

3.1.3	The signatures (including endorsements), including any electronic signature (elektronische handtekening), any advanced electronic signature (geavanceerde elektronische handtekening) and any qualified electronic signature (gekwalificeerde elektronische handtekening) as meant in article 3 of Council Regulation (EU) No. 910/2014 of 23 July 2014 (eIDAS Regulation) and Section 3:15a of the Dutch Civil Code, of the natural persons purported to have signed the documents and instruments submitted to us (including all seals on the documents and instruments submitted to us) are genuine.

3.1.4	If an electronic signature (elektronische handtekening) is not a qualified electronic signature (gekwalificeerde elektronische handtekening), the signing method used is sufficiently reliable (voldoende betrouwbaar) taking into account the purpose for which that electronic signature was used and all other circumstances.

3.1.5	Under any applicable laws, the Base Indenture has not been terminated, rescinded, cancelled or nullified and is in full force and effect.

3.2	Incorporation, existence and corporate power

3.2.1	The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process of the Issuer (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Issuer or deem it never to have existed.

3.2.2	The Issuer has not been dissolved (ontbonden), merged (gefuseerd) involving the Issuer as disappearing entity, demerged (gesplitst), converted (omgezet) into another legal form either Dutch or foreign, subjected to an intervention, recovery or resolution measure, started or been subjected to a composition proceeding (onderhands akkoord), granted a moratorium of payments (surséance van betaling), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A to the EC Council Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as amended by Council Regulation from time to time), listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, in any EU member state other than the Netherlands and has not passed a voluntary winding-up resolution and no petition has been presented or order made by a court for the bankruptcy (faillissement), dissolution (ontbinding) or moratorium of payments (surséance van betaling) of the Issuer and no statement concerning the Issuer has been submitted with the court registry regarding the preparation of a restructuring plan in accordance with section 370 paragraph 3 of the Dutch Bankruptcy Act (Faillissementswet) nor has a filing been made concerning the Issuer regarding a request with the court for the appointment of a restructuring expert in accordance with section 371 paragraph 1 of the Dutch Bankruptcy Act (Faillissementswet) (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks (except for any proceedings for the restructuring of debts that have not been made public (besloten akkoordprocedure) or not yet been made public (openbare akkoordprocedure)).

3.2.3	The Articles are the articles of association of the Issuer in force on the date of the Resolutions, the date of the Supplemental Indenture, the date of the Prospectus Supplement, the date of the Notes and the date of this opinion letter (the “Relevant Date”) (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt).

3.2.4	The information in the Excerpt is true, accurate and complete on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

3.3	Corporate authorisations

3.3.1	The Resolutions have not been amended, revoked or declared void and remain in full force and effect and the statements made and confirmations given in the Resolutions are true, complete and correct on the Relevant Date.

3.3.2	It is in the corporate interest of the Issuer to enter into the Supplemental Indenture, to publish the Prospectus Supplement and to issue the Notes (although not constituting conclusive evidence thereof, this assumption is supported by (i) the text of the corporate objects clause in the Articles and (ii) the confirmation by the Management Board of the Issuer contained in the Board Resolution).

3.3.3	None of the managing directors (bestuurders) of the Issuer has any conflict of interest with the Issuer as meant in section 2:239 par. 6 of the Dutch Civil Code in respect of the Supplemental Indenture, its execution, the publication of the Prospectus Supplement, the issuance of the Notes, or the transactions contemplated thereby (although not constituting conclusive evidence thereof, this assumption is supported by the confirmation by the Management Board of the Issuer contained in the Board Resolution).

3.4	Execution

3.4.1	The Supplemental Indenture has been validly signed and duly authorised by the parties thereto (other than the Issuer).

3.4.2	The Power of Attorney remains in full force and effect on the date of the Shareholders Resolution and under any applicable law (other than Dutch law) validly authorises the attorney-in-fact to represent and bind the relevant grantor of the Power of Attorney for the purposes stated therein including the execution of the Shareholders Resolution.

3.5	Validity

3.5.1	Under any applicable laws (other than Dutch law), (i) the Supplemental Indenture constitutes the legal, valid and binding obligations of the parties thereto, and is enforceable against those parties in accordance with its terms and (ii) the choice of law and submission to jurisdiction made in the Supplemental Indenture is legal, valid and binding.

3.5.2	The performance by the Issuer of its obligations under the Supplemental Indenture is not illegal or ineffective under any jurisdiction (other than the Netherlands) that these obligations are to be performed under.

3.5.3	All requirements, formalities and other matters relating to the Supplemental Indenture under any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Supplemental Indenture is to be performed have been complied with.

3.6	Regulatory

3.6.1	None of the parties to the Supplemental Indenture are subject to, controlled by or otherwise connected with a person, organization or country which is subject to United Nations, European Union, United States, United Kingdom, Dutch or any other sanctions implemented or effective under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten), the General Customs Act (Algemene Douanewet), the Dutch Financial Supervision Act (Wet of het financieel toezicht), Regulations of the European Union or any other legislation.

3.6.2	The issuance and the offer of the Notes and the distribution of the Prospectus Supplement are made in accordance with the Prospectus Supplement in particular with the selling restrictions and legal requirements set out therein (including offering Notes in the European Economic Area only to qualified investors as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC).

3.6.3	Each Note will be duly executed, authenticated and delivered in accordance with the Supplemental Indenture and the Base Indenture.

4.	OPINIONS

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions as set forth herein, and subject to any factual matters not disclosed to us in the course of our examination referred to above, we are at the date hereof, of the opinion that:

4.1	Corporate status

The Issuer was duly incorporated and is validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

4.2	Corporate power and authority

The Issuer has taken all necessary corporate action and has all corporate powers and authority to enter into the Supplemental Indenture, to publish the Prospectus Supplement and to issue the Notes and to perform its obligations thereunder.

4.3	No conflict with Articles and law

The entering into of the Supplemental Indenture, the publication of the Prospectus Supplement and the issuance of the Notes by the Issuer and the performance of its obligations thereunder do not (a) violate any Dutch law, or (b) violate, conflict with, or constitute a default under the Articles which would affect the enforceability of the Supplemental Indenture, the Prospectus Supplement and the Notes against the Issuer.

4.4	No consent

No authorisation, consent or approval of, notice to or filing or recording with any governmental or other public authority of or in the Netherlands is required for the entering into by the Issuer of the Supplemental Indenture or the performance by the Issuer of its obligations thereunder, the publication of the Prospectus Supplement, or the issuance of the Notes or the performance of its obligations thereunder, the absence of which would affect the enforceability of the Issuer’s obligations thereunder.

4.5	Choice of law

The choice of the laws of the State of New York to govern the contractual rights and obligations contained in the Supplemental Indenture is recognized under Dutch law and the courts of the Netherlands will observe and give effect to the choice of laws of the State of New York as the governing laws of the contractual rights and obligations contained in the Supplemental Indenture.

4.6	Submission to jurisdiction

The submission by the Issuer in the Supplemental Indenture to the non-exclusive jurisdiction of the courts of any federal court in the Borough of Manhattan, the City of New York, State of New York for any legal action, suit or proceedings arising out of or related to the Supplemental Indenture is recognized under Dutch law and will be given effect to by the Dutch courts.

4.7	No immunity

In proceedings taken in the Netherlands neither the Issuer nor any of its assets is immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process), except for assets located in the Netherlands which are destined for public services (goederen bestemd voor de openbare dienst) and the books and records of the Issuer.

5.	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1	Dutch law

As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Supplemental Indenture, the Prospectus Supplement or the Notes under the applicable law and the obligations of the parties to the Supplemental Indenture, the Prospectus Supplement or the Notes and we have made no investigation of that meaning and purport. Our review of the Supplemental Indenture, the Prospectus Supplement or the Notes and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

5.2	Insolvency

The enforcement of the rights and remedies set forth in the Supplemental Indenture may be affected or limited by any applicable bankruptcy (faillissement), moratorium of payments (surséance van betaling), composition proceeding (onderhands akkoord), any intervention, recovery or resolution measure by any regulatory or other authority or governmental body, other insolvency proceedings, fraudulent transfer (actio pauliana), claims based on tort (onrechtmatige daad), the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, the European anti-money laundering directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht) and related legislation or other (Dutch or foreign) laws affecting the enforcement of creditor’s rights generally. The courts in the Netherlands may not always grant specific performance, whereas direct enforceability (reële executie) is normally only available in respect of obligations regarding the making of payments.

5.3	Corporate benefit / ultra vires

Any legal act entered into by a Dutch legal entity such as the Issuer may be nullified by such legal entity or the receiver in bankruptcy if it is ultra vires, i.e. falls outside the scope of such legal entity’s objects. A legal act may be ultra vires if (i) such legal act is not expressly allowed by the objects clause in such legal entity’s articles of association and could not be conducive to the realization of such objects and (ii) the other party was aware thereof or should be aware thereof without an independent investigation. All relevant circumstances of the case should be considered.

5.4	Powers of attorney

All powers of attorney, including powers of attorney expressed to be irrevocable, terminate by operation of law without notice upon the bankruptcy of the person issuing the power of attorney (the “Principal”), and will cease to be effective in case of a moratorium of payments of the Principal. Powers of attorney that are expressed to be irrevocable are not capable of being revoked insofar they extend to the performance of legal acts (rechtshandelingen) that are in the interest of either the attorney appointed by such power of attorney or a third party. However, such powers of attorney terminate by operation of law upon the bankruptcy of the Principal or, unless provided otherwise in such power of attorney, upon the death of, the commencement of legal guardianship over (onder curatelestelling) or the bankruptcy of the attorney or by notice of termination given by the attorney. A power of attorney does not affect the authority of the principal to perform actions within the scope of the power of attorney itself.

5.5	Dutch court proceedings

5.5.1	The submission by the Issuer to foreign courts is subject to the provisions of Council Regulation No. 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, amended by Council Regulation No. 542/2014 of 15 May 2014 and the rules and regulations promulgated pursuant thereto. The submission does not preclude that claims for provisional measures in summary proceedings and requests to levy pre-trial attachments (conservatoire beslagen) are brought before the competent courts of the Netherlands. The courts of the Netherlands may stay or refer proceedings if concurrent proceedings are brought elsewhere.

5.5.2	The choice of a foreign law as the law governing an agreement will generally be recognized and applied by the courts of the Netherlands, provided, however, that the Dutch courts may give effect to the mandatory rules of the laws of any country, including the Netherlands, with which the case in question has a close connection if and to the extent that pursuant to the laws of the latter country such mandatory rules must be applied, regardless of the law governing the agreement. When determining whether such mandatory rules must be applied the nature and intent of such rules are taken into account as well as the consequences that might ensue from the application or non-application of such rules. The law that otherwise would govern the Supplemental Indenture need not be applied by the Dutch courts, if it is obvious that the application thereof could not be reconciled with the public policy of the Netherlands or the European Union.

5.5.3	Regulation (EC) No 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I) does not apply to obligations arising under the Notes to the extent that (i) these obligations arise out of the negotiable character of the Notes or, (ii) the Notes constitute a "promissory note", "bill of exchange" or "cheque" within the meaning of the 1930 Convention on the Settlement of Certain Conflicts of Laws in Connection with Bills of Exchange and Promissory Notes or the 1931 Convention on the Settlement of Certain Conflicts of Laws in Connection with Cheques. Consequently we do not express an opinion regarding the choice of law with respect to obligations arising under the Notes to the extent that (i) these obligations arise out of the negotiable character of the Notes and/or, (ii) the Notes qualify as a promissory note, bill of exchange or cheque within the meaning of the respective conventions.

5.6	Regulatory

A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign regulations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does however not affect the enforceability of the obligations of such person.

5.7	Trust

With respect to any trust to be created under the Supplemental Indenture pursuant to which the Issuer shall hold monies or other assets on trust, it is noted that any assets held by the Issuer pursuant to any such provision may form part of the Issuer's estate and therefore be subject to recourse by any creditor of the Issuer. However, pursuant to the Convention on the law applicable to trusts and their recognition of 1 July 1985, a trust created in accordance with the chosen law, will be recognised by the courts in the Netherlands, provided that the chosen law provides for trusts and the trust has been created voluntarily and is evidenced in writing. The courts in the Netherlands will, however, not be bound to recognise a trust of which the significant elements are more closely connected with states which do not provide for the institution of the trust.

5.8	Miscellaneous

5.8.1	Save as set out herein, nothing is to be taken to express an opinion in respect of any statement, representation or warranty made or given by or in respect of the Issuer in the Supplemental Indenture, the Prospectus Supplement and/or the Notes or any other document reviewed in connection with this letter of opinion.

5.8.2	The concept of a seal to be affixed to a document in order to make such document binding on the Issuer is not known or required under Dutch law.

5.8.3	The concept of delivery of a document in order to render a document valid, legally binding and enforceable is not known or required under Dutch law.

We express no opinion as to any law or regulation other than Dutch law as they are currently in force, and as generally interpreted and applied by the Dutch courts as at the date of this opinion, as appearing from published case law. We do not express any opinion with respect to any international law, including but not limited to the rules promulgated under or by any bi- or multilateral treaty or treaty organization, unless duly implemented in Dutch law, or to any Dutch tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. For purposes of the opinions expressed in paragraph 4.3 (No conflict with Articles and law) and paragraph 4.4 (No consent) we have given regard only to those laws that we, having exercised customary professional diligence, would reasonably be expected to recognise as being applicable to an entity, transaction or agreement to which this letter of opinion relates. This opinion is related to Dutch law as it stands now and we do not assume any obligation to notify or inform you of any development subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time. Furthermore, this opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to in it and we express no opinion on any matters of fact.

This opinion is construed, shall be governed by and have effect only in accordance with Dutch law. Further, the courts of Amsterdam, the Netherlands, shall have exclusive authority to rule upon any dispute relating to this opinion as far as this dispute may involve Heussen B.V.

In this opinion legal concepts are described in English terms and not by their original terms as described in the relevant national language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

This opinion may only be relied upon under the express condition and limitation that any liability of Heussen B.V. is limited to the amount which can be claimed and shall be paid under its professional liability insurance taken out by Heussen B.V. increased with any applicable deductible to be borne by Heussen B.V. itself. The liability of any individual or legal entity in any way affiliated or connected with Heussen B.V. is excluded.

This letter of opinion is rendered solely to the Addressees for the purpose of the transactions referred to herein. It may not be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose, without our prior written consent in each instance.

We consent to the filing of this letter of opinion as an exhibit to the Form 6-K filed by the Guarantor with the U.S. Securities and Exchange Commission and incorporated by reference into the Prospectus Supplement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

Sincerely yours,

Heussen B.V.

/s/ Martijn B. Koot	/s/ Sandy van der Schaaf
Martijn B. Koot	Sandy van der Schaaf
(advocaat)	(advocaat)

SCHEDULE 1

ADDRESSEES

1.	Petrobras Global Finance B.V.
Weena 798C, 23rd floor
3014 DA Rotterdam
the Netherlands

2.	Petróleo Brasileiro S.A. – Petrobras
Av. Henrique Valadares, 28, Tower A, 1st floor
20231-030 Rio de Janeiro – RJ
Brazil